MDI, Inc. Files Preliminary Proxy Statement for Merger with Almana Networks International, Inc.

SAN ANTONIO, TEXAS (August 18, 2009) – MDI, Inc. (PINK SHEETS:MDII) today announced that on Friday, August 14, 2009, it filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) for a special meeting of stockholders ("Special Meeting") to be held to vote on MDI’s pending merger with Almana Networks International, Inc.("Almana Networks") and the transactions contemplated thereby.

As previously announced on August 11, 2009, MDI entered into a definitive merger agreement with Almana Networks ("Merger Agreement"), pursuant to which Almana Networks will merge with and into MDI in an all stock transaction.

The preliminary proxy statement is subject to SEC review. The date of the Special Meeting of MDI stockholders and the record date for the Special Meeting will be specified in the definitive proxy statement to be mailed to stockholders following such review. The transaction also contemplates the implementation of a 1-for-10 reverse stock split of shares in MDI, which was approved by MDI’s shareholders at the November 13, 2008 Annual Shareholder’s Meeting.

Highlights of the pending merger are:

* Following completion of the merger MDI will adopt Almana Networks’ business strategy and continue to be quoted on the Pink Sheets.

* The current directors, officers and employees of MDI will resign and waive their rights to any severance.

* Almana Networks will select new directors and officers.

* A corporation owned by the resigning management of MDI will purchase from MDI its existing security systems and general contractor businesses and assume certain liabilities associated with those businesses. The purchasing corporation would pay MDI $1 million by means of an unsecured convertible promissory note.

* MDI will receive from the new shareholders a $5 million revolving line of credit.

* Almana Networks will immediately contribute 7 contracts to MDI which are projected to result in a combined $8 million in revenue and an estimated $1.2 million in EBITDA for the last 4 months of 2009. For calendar 2010, Almana Networks has identified projects to be handled by MDI that are projected to provide approximately $61 million in revenue and $12 million in EBITDA.

* It is anticipated that the transaction will enable MDI to reduce its corporate and SG&A expenses by approximately $3.6 million a year.

* Hill Schwartz Spilker Keller LLC (“HSSK”) has acted as MDI's exclusive financial advisor in connection with the merger and spin out. It has issued to the MDI Board of Directors its opinion dated August 10, 2009 that the consideration to be received by the MDI stockholders is fair from a financial point of view.

About the Transaction

Under the terms of the agreement, which were unanimously approved by the boards of MDI and Almana Networks, the transaction is expected to be tax-free to the stockholders of both companies for U.S. federal income tax purposes. The merger has been structured as a stock-for-stock reverse triangular merger whereby a wholly owned subsidiary of MDI will merge with and into Almana Networks International, Inc., with Almana Networks surviving the merger as a wholly owned subsidiary of MDI. Under the terms of the merger agreement, MDI will issue new shares of its common stock to Almana Networks stockholders based on an exchange ratio to be determined prior to the closing of the transaction. Under the exchange ratio formula defined in the merger agreement, the former Almana Networks stockholders are expected to own approximately 80 percent of MDI, and the former MDI stockholders are expected to own approximately 20 percent of MDI, each on a fully diluted basis. This ratio is subject to potential adjustments as described in the merger agreement. The transaction is subject to the approval of stockholders from both companies as well as customary closing conditions.

Forward-Looking and Cautionary Statements

Except for historical information and discussions contained herein, certain statements included in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this document, other than statements of historical fact, that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “project,” “forecast,” “plan,” “may,” “will,” “should,” “expect” and other words of similar meaning. Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation. Additional information concerning risk factors is contained from time to time in the Company’s SEC filings. The Company expressly disclaims any obligation to update the information contained in this release.

Additional Information and Where You Can Find It

In order to effectuate the vote of its stockholders, MDI will file a definitive proxy statement and other documents concerning the proposed transaction with the Securities and Exchange Commission (the “SEC”). Investors and security holders are urged to read the definitive proxy statement when it becomes available because it will contain important information. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and any other relevant documents at the SEC’s web site at www.sec.gov. The proxy statement may also be obtained for free by contacting MDI Investor Relations  by email at Investor.Relations@MDISecure.com or by telephone at 210-679-3550.

Participants in the Proxy Statement

MDI, and its directors, executive officers, certain members of management and certain employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Such individuals may have interests in the proposed transactions. Information concerning MDI’s directors and executive officers is set forth in MDI’s Proxy Statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on September 19, 2008, and in MDI’s Annual Report on Form 10-K filed on March 25, 2009 and in any proxy statement that has been or will be filed with the SEC in connection with the Merger. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to MDI’s Investor Relations page on its corporate website at www.mdiincorporated.com.

Contact:

MDI, Inc.
Investor Relations Contact:
Richard A. Larsen, 210-679-3550